Exhibit 10.1

Innovative Payment Solutions, Inc.

56B 5th Avenue, Lot 1 #AT

Carmel By The Sea, California 93921

December 30, 2022

Cavalry Fund I, L.P.

Attention: Thomas Walsh

Re: Amendments

Dear Thomas,

This letter agreement documents our agreement to amend that certain Convertible Note, dated February 16, 2021, as amended (the “Note”), issued by Innovative Payment Solutions, Inc. (the “Company”) to Cavalry Fund I LP (the “Investor”) as provided herein. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Note or the associated Securities Purchase Agreement, dated February 16, 2021 (“SPA”) under which the Note and and associated warrants (the “Warrants”) to purchase 2,486,957 shares of common stock of the Company (the “Common Stock”) were issued.

Therefore, in consideration of the agreements and covenants contained herein, and for other for good and valuable consideration which is hereby recognized, the Company and the Investor hereby agree as follows as of the date first written above (the “Effective Date”):

1.	The Note is hereby amended to:

(i)	extend the Maturity Date of the Note for a period ending 12 months ending on December 30, 2023; and

(ii)	to reduce the conversion price of the Note from $0.15 per share to $0.0115 per share.

As a result of the reduced conversion price of the Note, the parties acknowledge that the amount of shares of Common Stock underlying the Note is 98,468,838 shares (based on a principal and accrued interest of $1,132,392 as of December 28, 2022).

In connection with the foregoing, the Investor hereby agrees:

(i)	not to convert all or any portion of the the Note until after March 30, 2023; and

(ii)	to waive all Events of Defaults under the Note and the SPA as of the date of this letter agreement.

2. In addition, the Investor hereby irrevocably exchanges the Warrants for a 12-month nonconvertible promissory note in the principal amount of $482,000 in the form attached as Exhibit A. As a result of such exchange, the Warrants will beed cancelled for all purposes. Such exchange is understaken pursuant to an exemption from registration afforded by Section 3(a)(9) of the Securities Act of 1933, as amended, and the rules, regulations and interprepations of the Securities and Exchange Commission thereunder.

3. The parties further acknowledge that because of certain price and share-based ratchet provisions in the 3,000,000 Common Stock warrants issued on August 30, 2022, the number of shares of Common Stock underlying such warrants has increased to 39,130,435 shares and the exercise price per share for such warrants has been reduced from $0.15 per share to $0.0115 per share.

4. Certain warrants held by the Investor contain mandatory exercise provisions (“Mandatory Exercise Provisions”). To the extent the Investor’s warrants do not contain Mandatory Exercise Provisions, those Warrants are hereby amended to include the following Section 2(f):

“(f) Mandatory Exercise. The Company shall have the option, subject to the Equity Conditions, to cause the Holder to exercise the Warrant (a “Mandatory Exercise”) in whole or in part upon written notice (“Mandatory Exercise Notice”). For purposes of this Warrant, “Equity Conditions” means: (i) no breach under any of the Transaction Documents shall have occurred, (ii) the last closing sale price of the Common Stock has been equal to or greater than $0.04 per share (subject to adjustments for splits, dividends, recapitalizations and similar events) for consecutive 10 Trading Days immediately prior to the date on which the Mandatory Exercise Notice is given to the Holder (the “10 Day Consecutive Period”), (iii) on each Trading Day during the 10 Day Consecutive Period, the total daily trading dollar volume was at least $250,000, and (iv) during each day of the 10 Day Consecutive Period and through the date of the Mandatory Exercise shall occur, the Company must have an effective registration statement with a current prospectus in compliance with Sections 5 and 10 of the Securities Act on file with the SEC pursuant to which the Warrant Shares may be sold. The Mandatory Exercise Notice shall specify a date, which shall not be less than 10 days from the date such Mandatory Exercise Notice is received by the Holder on which such Mandatory Exercise shall occur. The Company’s right to require a Mandatory Exercise shall be subject to and may be limited by Section 2(e) above.”

To the extent any warrants (including, without limitation, the Warrants) held by the Investor already include the Mandatory Exercise Provision, the definition of Equity Conditions is amended to reduce the last closing sale price requirement under romanette (ii) to:

(ii)	the last closing sale price of the Common Stock has been equal to or greater than $0.04 per share (subject to adjustments for splits, dividends, recapitalizations and similar events) for consecutive 10 Trading Days immediately prior to the date on which the Mandatory Exercise Notice is given to the Holder (the “10 Day Consecutive Period”),

5. All registration rights agreements entered into by the Company and the Investor related to the shares of Common Stock underlying the Notes and the warrants described on Schedule A (collectively, the “Securities”) are hereby amended to provide that the Company shall file a registration statement registering the Securities for resale within 15 days of the Effective Date and shall use its commercially reasonable efforts to cause such registration statement to be be effective (i) within 30 days of the Effective Date if such registration statement is subject to no review by the Securities and Exchange Commission or (ii) within 90 days of the Effective Date if such registration statement is subject to limited or full review by the Securities and Exchange Commission. Any failure to do so will be a breach of this letter agreement and the related Transaction Documents.

6. At the closing of the agreements provided hereunder, the Company shall pay the legal fees of the Investor in an amount not to exceed $7,500.

7. All other rights under the SPA shall continue to apply to the amended Note and Warrants and this letter agreement shall not operate as a modification or waiver of any provision of the Note and/or Warrants except as expressly set forth herein.

8. All questions concerning the construction, validity, enforcement and interpretation of this letter agreement and venue shall be governed by and construed and enforced in accordance with Section 5.9 of the SPA.

9. This letter agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

If you agree, please sign below.

Sincerely,

INNOVATIVE PAYMENT SOLUTIONS, INC.

By:	/s/ William Corbett
William Corbett, CEO

AGREED TO AS OF THE EFFECTIVE DATE:

CAVALRY FUND I, L.P.

By:	/s/ Thomas Walsh
Thomas Walsh, Manager

Schedule A

Outstanding Warrants Subject to Registration Rights

Warrant holder	Warrant Description	Grant Date	Expiry Date	Opening balance	Converted to Debt	Warrants Outstanding	Original Exercise Price	Revised Exercise Price	Revised Warrants Outstanding
Cavalry Fund I LP/Pinz	Full Rachet expired on conversion of original Pinz note	8/5/2020	8/5/2025	934,923		934,923	0.05	0.05	934,923
Cavalry Fund I LP	Full Rachet expired on conversion of original Cavalry note	2/3/2021	2/3/2026	3,822,223		3,822,223	0.05	0.05	3,822,223
Cavalry Fund I LP	Conversion to nonconvertible note	2/16/2021	2/16/2026	2,486,957	(2,486,957)	-	-	-	-
Cavalry Fund I LP	HC Wainwright deal - no Full Rachet terms and no repricing	3/17/2021	3/17/2026	3,333,334		3,333,334	0.15	0.15	3,333,334
Cavalry Special Ops Fund LLC	HC Wainwright deal - no Full Rachet terms and no repricing	3/17/2021	3/17/2026	1,666,666		1,666,666	0.15	0.15	1,666,666
Cavalry Fund I LP	Full Rachet applicable	8/30/2022	8/30/2027	3,000,000		3,000,000	0.15	0.15	39,130,435
				15,244,102	(2,486,957)	12,757,145			48,887,580

Exhibit A

Form of Non-Convertible Promissory Note

Promissory Note

U.S.$482,000	Issuance Date: December 30, 2022

The undersigned maker, Innovative Payment Solutions, Inc, a Nevada corporation (“Borrower”) promises to pay to the order of Cavalry Fund I LP (“Lender”), the principal sum of U.S. $482,000), together with interest accruing thereon from the date hereof at the rate and time hereinafter provided.

Interest (computed on the basis of a 360-day year for the actual number of days elapsed) on the outstanding balance of principal evidenced by this Note shall accrue at a rate per annum equal to 10%.

The maturity date of this Note shall be 12 months from the Issuance Date (December 30, 2023) (the “Maturity Date”). All principal and accrued interest shall be due in full on the Maturity Date.

The failure of Borrower to pay to Lender promptly within five days after written notice from Lender that amounts are due and payable under this Note shall constitute an event or default under this Note. At any time after the occurrence of any such event of default, the indebtedness evidenced by this Note and/or any note(s) or other obligation(s) which may be taken in renewal, extension, substitution or modification of all or any part of the indebtedness evidenced thereby and all other obligations of Borrower to Lender howsoever created and existing shall, at the option of the Lender in its sole discretion, immediately become due and payable without demand upon or notice to Borrower, and Lender shall be entitled to exercise all remedies as provided by law and/or equity.

Borrower shall have the right, but not the obligation, in lieu of a cash payment due hereunder, to issue 51,901,711 shares of the Company’s common stock, as adjusted for any stock splits, dividends or other similar corporate events, in full satisfaction of its obligations hereunder (or any pro rata portion of such number of shares in partial satisfaction of such obligations). The Borrower shall be under no legal obligation to reserve such number of shares for future issuance.

Borrower hereby waives presentment for payment, demand, notice of dishonor and protest and agrees that (i) any collateral, lien or right of setoff securing any indebtedness evidenced by this Note may, from time to time, in whole or in part, be exchanged or released, and any person liable on or with respect to this Note may be released, all without notice to or further reservations of rights against Borrower, any endorser, surety or guarantor and all without in any way affecting or releasing the liability of Borrower, any endorser, surety or guarantor, and (ii) none of the terms or provisions hereof may be waived, altered, modified or amended except as Lender may consent thereto in writing.

Borrower hereby agrees to pay all out-of-pocket costs and expenses, including reasonable attorneys’ fees, incurred by Lender in the collection of the indebtedness evidenced by this Note, in enforcing any of the rights, powers, remedies and privileges of Lender hereunder, or in connection with any further negotiations, modifications, releases, or otherwise incurred by Lender in connection with this Note. As used in this Note, the term “attorneys’ fees” shall mean reasonable charges and expenses for legal services rendered to or on behalf of Lender in connection with the collection of the indebtedness evidenced by this Note at any time whether prior to the commencement of judicial proceedings and/or thereafter at the trial and/or appellate level and/or in pre-judgment and post-judgment or bankruptcy proceedings.

In no event shall the rate of interest charged under this Note exceed the rate that may legally be charged to Borrower for obligations of this nature under the laws of the State of New York, and any interest that may be paid in excess of the legal limit shall, at the option of Lender, be refunded to Borrower or shall be applied towards payment of the principal obligation under this Note.

If any installment of interest, principal or principal and interest shall become overdue for a period in excess of 10 days, in addition to such payment, a “late charge” in the amount of 5% of such overdue payment shall be paid by Borrower to Lender on demand for the purpose of defraying the expenses incident to handling such delinquent payments.

During the continuation of any default by Borrower in the payment of any installment of interest, principal or principal and interest under this Note, the interest rate provided herein shall be increased to a rate which shall be equal to the maximum rate of interest allowable under the laws of the State of New York.

To the extent that Lender receives any payment on account of any of Borrower’s obligations, and any such payment(s) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinate and/or required to be repaid to a trustee, receiver or any other person or entity under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment(s) received, Borrower’s obligations or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) had not been received by Lender and applied on account of Borrower’s obligations.

All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Note shall be commenced exclusively in the state and federal courts sitting in the New York County, New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the New York County, New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

If any provisions of this Note shall be deemed unenforceable under applicable law, such provision shall be ineffective, but only to the extent of such unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Note. All of the terms and provisions of this Note shall be applicable to and be binding upon each and every maker, endorser, surety, guarantor, all other persons who are or may become liable for the payment hereof and their heirs, personal representatives, successors or assigns.

BORROWER AND LENDER (BY ACCEPTING THIS NOTE) HEREBY MUTUALLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER BORROWER OR LENDER AGAINST THE OTHER AND BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH, THIS NOTE OR OTHER DOCUMENTS EXECUTED IN CONNECTION WITH THE LOAN EVIDENCED BY THIS NOTE.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its duly authorized officer as of the date first above indicated.

INNOVATIVE PAYMENT SOLUTIONS, INC.

By:
Name:	William Corbett
Its:	Chief Executive Officer

[Promissory Note Signature Page]